PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888 Dated June 3, 2014
Royal Bank of Canada Trigger Autocallable Optimization Securities
$5,209,090 Linked to a Basket of Four Equity Indices due on June 9, 2016
Investment Description
The Trigger Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of a weighted basket (the “Basket”) of four indices, consisting of the EURO STOXX 50® Index, the S&P 500® Index, the Russell 2000® Index and the MSCI Emerging Markets Index (the “Indices” and, each, an “Index”). If the Basket closes at or above the Initial Basket Level on any Observation Date (which will occur first on or about September 3, 2014, and then quarterly thereafter as described on page 4 of this pricing supplement), we will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a call return based on the Call Return Rate. The call return increases the longer the Securities are outstanding, as described below. If the Securities have not been called prior to maturity, we will either repay you the full principal amount or, if the Basket closes below the Trigger Level on the final Observation Date, which is 80% of the Initial Basket Level, we will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the Basket from the trade date to the final Observation Date, up to a 100% loss of the principal amount. You will receive a positive return on your Securities only if the Basket closes at a level that is greater than or equal to the Initial Basket Level on any Observation Date, including the final Observation Date. The Securities will not be listed on any securities exchange.

Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or your entire principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑        Call Return —We will automatically call the Securities for a Call Price equal to the principal amount plus the applicable call return based on the Call Return Rate if the closing level of the Basket on any Observation Date is greater than or equal to the Initial Basket Level. The call return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑        Contingent Repayment of Principal at Maturity— If the Securities have not been called prior to maturity on any Observation Date, including the final Observation Date, and the Basket closes at or above the Trigger Level on the final Observation Date, we will repay your principal amount per Security at maturity. If the level of the Basket closes below the Trigger Level on the final Observation Date, we will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the level of the Basket from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Trade Date                         June 3, 2014
Settlement Date                  June 6, 2014
Observation Dates1           Quarterly (see page 4 for details)
Final Observation Date1     June 3, 2016
Maturity Date1                           June 9, 2016
1       Subject to postponement if a market disruption event occurs, as described under “General Terms of the Securities—Market Disruption Events” below.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5, AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
This pricing supplement relates to Trigger Autocallable Optimization Securities linked to the performance of the Basket. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Indices	Ticker Symbol	Component Weight	Initial Index Level	Initial Basket Level	Trigger Level	Call Return Rate	CUSIP	ISIN
EURO STOXX 50® Index S&P 500® Index Russell 2000® Index MSCI Emerging Markets Index	SX5E SPX RTY MXEF	40.00% 20.00% 20.00% 20.00%	3,241.04 1,924.24 1,126.15 1,035.95	100	80, equal to 80.00% of the Initial Basket Level	7.84% per annum	78011Q527	US78011Q5273

See “Additional Information About Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, and prospectus supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to a Basket of Indices	$5,209,090.00	$10.00	$78,136.35	$0.15	$5,130,953.65	$9.85

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission for sales of the Securities of $0.15 per $10 principal amount of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 31 of this pricing supplement.

The initial estimated value of the Securities as of the date of this document is $9.8649 per $10 in principal amount, which is less than the price to public. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value under ‘‘Key Risks’’ beginning on page 5 and “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Securities” on page 31 of this pricing supplement.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23 2013, relating to our senior global medium-term notes, Series F, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” below, as the Securities involve risks not associated with conventional debt securities.

If the terms of the prospectus and prospectus supplement are inconsistent with the terms discussed herein, the terms discussed in this pricing supplement will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Prospectus supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the securities composing the Indices included in the Basket.

♦     You believe the Basket will close at or above the Initial Basket Level on any one of the specified Observation Dates, including the final Observation Date.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Basket.

♦     You are willing to hold securities that will be called on the earliest Observation Date on which the Basket closes at or above the Initial Basket Level, or you are otherwise willing to hold those securities to maturity.

♦     You are willing to make an investment whose return is limited to the applicable call return regardless of any potential appreciation of the Basket, which could be significant.

♦     You are willing to invest in the Securities based on the Call Return Rate specified on the cover of this pricing supplement.

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦     You do not seek current income from this investment and are willing to forgo dividends paid on the securities composing the Indices included in the Basket.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦       You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦       You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.

♦       You are not willing to make an investment that may have the same downside market risk as an investment in the Basket.

♦       You do not believe the Basket will close at or above the Initial Basket Level on any one of the specified Observation Dates, including the final Observation Date, or you believe the Basket will close below the Trigger Level on the final Observation Date.

♦       You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Basket.

♦       You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the Basket closes at or above the Initial Basket Level, or you are otherwise unable or unwilling to hold such securities to maturity.

♦       You seek an investment that participates in the full appreciation of the Basket or that has unlimited return potential.

♦       You are unwilling to invest in the Securities based on the Call Return Rate specified on the cover of this pricing supplement.

♦       You seek an investment for which there will be an active secondary market.

♦       You seek current income from your investment, or prefer to receive any dividends paid on the securities composing the Indices included in the Basket.

♦       You prefer the lower risk, and therefore accept the potentially lower returns, of conventional fixed income investments with comparable maturities and credit ratings.

♦       You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Securities.

Final Terms1
Issuer:	Royal Bank of Canada

Principal Amount per Security:	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)

Term:	Two years, unless called earlier

Basket:
The securities are linked to the performance of a basket (the “Basket”) of four indices. The indices included in the Basket (the “Indices” and, each, an “Index”), along with their respective weightings, are set forth below. Because the EURO STOXX 50® Index makes up 40% of the Basket, while each of the other Indices makes up 20%, we expect that, in general, the market value of your Securities, the likelihood of an automatic call and your payment at maturity will depend to a greater extent on the performance of the EURO STOXX 50® Index more than the performance of any other Index.

Indices	Component Weight
EURO STOXX 50® Index	40%
S&P 500® Index	20%
Russell 2000® Index	20%
MSCI Emerging Markets Index	20%

Call Feature:
The Securities will be called if the Basket Closing Level of the Basket on any Observation Date is equal to or greater than the Initial Basket Level. If the Securities are called, we will pay you on the applicable call settlement date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date.

Observation Dates:	The first Observation Date will occur on September 3, 2014; the Observation Dates will occur quarterly thereafter on or about the dates specified below.2

Call Settlement Dates:	Two (2) business days following the applicable Observation Date, except that the call settlement date for the final Observation Date is the maturity date.

Call Price:	The Call Price will be calculated based on the following formula: $10.00 + ($10.00 x Call Return)

Call Return/Call Return Rate:
The Call Price will be based upon the applicable call return. The call return increases the longer the Securities are outstanding. The table below sets forth each Observation Date, each call settlement date and the call return and Call Price for each Security. The table reflects the Call Return Rate of 7.84% per annum.

Observation Date2	Call Settlement Dates	Call Return	Call Price (per $10.00)
September 3, 2014	September 5, 2014	1.96%	$10.196
December 3, 2014	December 5, 2014	3.92%	$10.392
March 3, 2015	March 5, 2015	5.88%	$10.588
June 3, 2015	June 5, 2015	7.84%	$10.784
September 3, 2015	September 8, 2015	9.80%	$10.980
December 3, 2015	December 7, 2015	11.76%	$11.176
March 3, 2016	March 7, 2016	13.72%	$11.372
June 3, 2016 (final Observation Date)	June 9, 2016 (Maturity Date)	15.68%	$11.568

Payment at Maturity (per Security):
If the Securities are not called and the Final Basket Level is greater than or equal to the Trigger Level on the final Observation Date, we will pay you a cash payment on the maturity date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called and the Final Basket Level is below the Trigger Level on the final Observation Date, we will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Basket Return; equal to:

$10.00 x (1 + Basket Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Basket declines.

Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level

Trigger Level:	80, which is 80% of the Initial Basket Level

Initial Basket Level:	100

Final Basket Level:	The Basket Closing Level on the final Observation Date

Basket Closing Level:
The Basket Closing Level on any Observation Date will be calculated as follows:

100 × [1 + (EURO STOXX 50® Return × 40%) + (S&P 500® Return × 20%) + (Russell 2000® Return × 20%) + (MSCI Emerging Markets Return × 20%)]

The EURO STOXX 50® Return, the S&P 500® Return, the Russell 2000® Return and the MSCI Emerging Markets Return are the Index Returns of the applicable Index.

Index Return:	The Index Return with respect to each Index reflects the performance of that Index, calculated as follows: (Final Index Level - Initial Index Level) Initial Index Level

Initial Index Level:	With respect to an Index, the Index Closing Level of that Index on the trade date, as specified on the cover of this pricing supplement.

Final Index Level:	With respect to an Index, the Index Closing Level of that Index on the relevant Observation Date.

Investment Timeline
Trade Date:	The Initial Index Level for each Index was determined, the Initial Basket Level was set equal to 100, and the Call Return Rate was finalized.

Quarterly
The Securities will be called if the Basket Closing Level on any Observation Date is greater than or equal to the Initial Basket Level.

If the Securities are called, we will pay the Call Price for the applicable Observation Date equal to the principal amount plus the applicable call return.

Maturity Date
The Final Basket Level is observed on the final Observation Date.

If the Securities have not been called and the Final Basket Level is greater than or equal to the Trigger Level, we will repay the principal amount equal to $10.00 per Security.

If the Securities have not been called and the Final Basket Level is less than the Trigger Level, we will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Basket, equal to a return of:

$10.00 × (1 + Basket Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus or prospectus supplement.
2 Subject to postponement if a market disruption event occurs and as described under “General Terms of the Securities—Market Disruption Events” below.

Key Risks
An investment in the Securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement. The Securities do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the Securities is not equivalent to investing directly in the securities composing the Indices included in the Basket. In addition, your investment in the Securities entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the Securities is suitable for you.

Risks Relating to the Securities Generally

♦
The Securities do not pay interest or guarantee any return of principal at maturity. A decrease in the value of the Basket may lead to a loss of some or all of your investment at maturity. The Securities do not pay interest and may not return any of your investment. The amount payable to you at maturity, if any, will be determined as described in this document. The return on the Securities will depend on whether the Basket increases in value as of each Observation Date, or if the Securities are not called, the extent to which the Final Basket Level is less than the Initial Basket Level. If the Securities are not called and the Final Basket Level is below the Trigger Level on the final Observation Date, you will lose 1% (or a fraction of 1%) of the principal amount for every 1% (or a fraction of 1%) decrease in the level of the Basket below the Initial Basket Level. Accordingly, your return, if any, will be less than the principal amount of the Securities.

♦
The Securities are subject to our credit risk. The Securities are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the Securities. Investors are dependent on our ability to pay all amounts due on the Securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

♦
You will not participate in any appreciation of the Basket, and any potential return on the Securities is limited to the Call Return Rate. Despite being exposed to the risk of a decline in the level of the Basket, you will not participate in any appreciation in the level of the Basket. The return on the Securities is limited to the Call Return Rate, regardless of any appreciation of the Basket. Your investment in the Securities will result in a gain if the closing level of the Basket on any of the Observation Dates is at or above the Initial Basket Level. However, this gain will be limited to the return represented by the applicable Call Price, regardless of the appreciation of the Basket, which may be significantly greater than the return associated with the Call Price. Accordingly, if the Final Basket Level is greater than the Initial Basket Level, you should expect that your return on the Securities at maturity may be less than your return on a direct investment in the securities composing the Indices included in the Basket or on a similar security that allows you to participate in the appreciation of the level of the Basket.

♦
If you sell the Securities prior to maturity, you may receive less than the principal amount. If the Securities are not automatically called, you should be willing to hold the Securities until maturity. If you are able to sell the Securities in the secondary market prior to maturity, you may have to sell them for a loss relative to the principal amount, even if the level of the Basket is above the Trigger Level. In addition, you will not receive the benefit of any contingent repayment of principal associated with the Trigger Level if you sell the Securities before the maturity date. The potential returns described in this document assume that the Securities, which are not designed to be short-term trading instruments, are held to maturity.

♦
The Securities may be called early and are subject to reinvestment risk. If the Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities; you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. The Securities may be called as early as the first Observation Date.

♦
The Call Return Rate will reflect in part the volatility of the Basket and may not be sufficient to compensate you for the risk of loss at maturity. “Volatility” refers to the frequency and magnitude of changes in the level of the Basket. The greater the volatility of the Basket, the more likely it is that the level of the Basket could close below the Trigger Level on the final Observation Date. This risk will generally be reflected in a higher Call Return Rate for the Securities than the return payable on our conventional debt securities with a comparable term. However, while the Call Return Rate was set on the trade date, the Basket’s volatility can change significantly over the term of the Securities, and may increase. The level of the Basket could fall sharply as of the final Observation Date, which could result in a significant loss of your principal amount.

♦
Your return on the Securities may be lower than the return on a conventional debt security of comparable maturity. The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money, such as inflation.

♦
The initial estimated value of the Securities is less than the price to the public. The initial estimated value that is set forth on the cover page of this document which is less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value. As a result, the secondary price will be less than if the internal borrowing rate was used. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our initial estimated value of the Securities is an estimate only, calculated as of the time the terms of the securities were set. The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities.

♦
Changes in the level of one or more of the Indices may be offset by changes in the level of one or more of the other Indices. Because the SX5E makes up 40% of the Basket, we expect that generally the market value of your Securities, the likelihood of an automatic call and your payment at maturity will depend to a greater extent on the performance of the SX5E than the performance of each of the other Indices. Changes in the value of the Indices may not correlate with each other. At a time when the level of one of the Indices increases, the level of any other Index may not increase as much or may even decline. Therefore, in calculating the Basket Closing Level, an increase in the level of one of the Indices may be moderated, or more than offset, by a lesser increase or decline in the level of any other Index. In addition, high correlation of movements in the levels of the indices during periods of negative returns among the Indices could have an adverse effect on any payment on the Securities.

♦
Your return on the Securities will not reflect dividends on the equity securities composing the Indices included in the Basket. The return on the Securities will not reflect the return you would realize if you actually owned the equity securities composing the Indices included in the Basket and received the dividends paid on those equity securities. The Final Basket Level and the determination of the amount to be paid at maturity or upon an automatic call will not take into consideration the value of those dividends.

♦
If the level of the Basket changes, the market value of the Securities may not change in the same manner. Owning the Securities is not the same as owning the securities composing the Indices included in the Basket. Accordingly, changes in the level of the Basket may not result in a comparable change of the market value of the Securities. If the level of the Basket on any trading day increases above the Initial Basket Level, the value of the Securities may not increase in a comparable manner, if at all. It is possible for the level of the Basket to increase while the value of the Securities declines.

♦
The determination as to whether the Securities are subject to an automatic call, and the formula for calculating the payment at maturity, do not take into account all developments in the level of the Basket. Changes in the level of the Basket during the periods between each Observation Date will not be reflected in the determination as to whether the Securities are subject to an automatic call, or the calculation of the amount payable, if any, at maturity. The calculation agent will determine whether the Securities are subject to an automatic call by observing only the closing level of the Basket on each Observation Date. The calculation agent will calculate the payment at maturity by comparing only the closing level of the Basket on the final Observation Date relative to the Initial Basket Level. No other levels will be taken into account. As a result, you may lose some or all of your principal amount even if the level of the Basket has risen at certain times during the term of the Securities before falling to a level below the Trigger Level on the final Observation Date.

♦
The Securities are not designed to be short-term trading instruments. The price at which you will be able to sell the Securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the Securities, even in cases where the closing level of the Basket has appreciated since the trade date. In addition, you will not receive the benefit of any contingent repayment of principal associated with the Trigger Level if you sell the Securities before the maturity date. The potential returns described in this document assume that the Securities, which are not designed to be short-term trading instruments, are held to maturity.

♦
You must rely on your own evaluation of the merits of an investment linked to the Basket. In the ordinary course of their business, our affiliates, or UBS or its affiliates, may have expressed views on expected movements in each of the Indices or the securities included in the Indices, and may do so in the future. These views or reports may be communicated to our respective clients and clients of our respective affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Index, may at any time have significantly different views from those of ours, and those of UBS and its affiliates. For these reasons, you are encouraged to derive information concerning the Basket from multiple sources, and you should not rely solely on views expressed by us, UBS, or our respective affiliates.

Risks Relating to Liquidity and Secondary Market Issues

♦
Secondary trading in the Securities may be limited. The Securities will not be listed on a Securities exchange. There may be little or no secondary market for the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.

RBCCM may act as a market maker for the Securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade the Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities. If at any time RBCCM does not act as a market maker, it is likely that there would be little or no secondary market for the Securities. We expect that transaction costs in any secondary market would be high. As a result, the difference between the bid and asked prices for the Securities in any secondary market could be substantial. If you sell the Securities before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

♦
Prior to maturity, the value of the Securities will be influenced by many unpredictable factors. Many economic and market factors will influence the value of the Securities. We expect that, generally, the level of the Basket on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to changes in the level of the Basket. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the level of the Basket;

♦	whether the level of the Basket is below the Trigger Level;

♦	the expected volatility of the Indices;

♦	the time to maturity of the Securities;

♦	the dividend rate on the securities composing the Indices included in the Basket;

♦	interest and yield rates in the market generally, as well as in the markets of the equity securities composing the Indices included in the Basket;

♦
economic, financial, political, regulatory or judicial events that affect the Basket or the equity securities composing the Indices included in the Basket or stock markets generally, and which may affect the level of the Basket on any Observation Date;

♦	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the equity securities included in the SX5E and the MXEF are traded; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose to sell the Securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Securities at a substantial discount from the principal amount if the level of the Basket is at, below or not sufficiently above, the Initial Basket Level.

Risks Relating to the Basket

♦
Changes that affect an Index will affect the market value of the Securities and the payments on the Securities. The policies of the applicable index sponsor concerning the calculation of each Index, additions, deletions or substitutions of the components of that Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Index and, therefore, could affect the amounts payable on the Securities, and the market value of the Securities prior to maturity. The amounts payable on the Securities and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Index, or if the index sponsor discontinues or suspends calculation or publication of that Index, in which case it may become difficult to determine the market value of the Securities.

♦
We have no affiliation with any index sponsor and will not be responsible for any actions taken by an index sponsor. No index sponsor is an affiliate of ours or will be involved in the offering of the Securities in any way. Consequently, we have no control of the actions of any index sponsor, including any actions of the type that might impact the value of the Securities. No index sponsor has any obligation of any sort with respect to the Securities. Thus, no index sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities. None of our proceeds from any issuance of the Securities will be delivered to any index sponsor.

♦
The historical performance of the Basket should not be taken as an indication of its future performance. The level of the Basket will determine the amount to be paid on the Securities. The historical performance of the Basket and each of the Indices does not give an indication of its future performance. As a result, it is impossible to predict whether the level of the Basket will rise or fall during the term of the Securities. The level of the Basket will be influenced by complex and interrelated political, economic, financial and other factors. The value of the Basket may decrease such that you may not receive any payment on your investment. There can be no assurance that the level of the Basket will not decrease so that at maturity you will not lose some or all of your investment.

♦
An investment in the Securities is subject to risks associated with non-U.S. securities markets. The securities included in the SX5E and the MXEF have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the relevant region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

♦
An investment in the Securities is subject to risks associated with emerging markets. Investments in securities linked directly or indirectly to emerging market equity securities, such as the securities included in the MXEF, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.

♦
Fluctuations relating to exchange rates may affect the value of your investment. Fluctuations in exchange rates may affect the value of your investment, as the securities included in the MXEF are quoted and traded in non-U.S. currencies and converted into U.S. dollars for purposes of the index sponsor’s calculation of the index level. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each security in the relevant Index.

In recent years, the exchange rates between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. Risks relating to exchange rate fluctuations generally depend on economic and political events over which we have no control. However, fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of the Securities. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of any relevant security, and, as a result, may affect the value of the Securities. In addition, foreign exchange rates can either be floating or fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments and, in the case of countries using the euro, the European Central Bank, may use a variety of techniques, such as intervention by a central bank in foreign exchange, money markets, sovereign debt or other financial markets, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect the value of the Securities.

We will not make any adjustment or change in the terms of the Securities in the event that applicable exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any relevant foreign currency.

♦
As a holder of the Securities, you will not have direct exposure to fluctuations in the U.S. dollar/euro exchange rate related to the SX5E.  The value of the Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro, even though any currency fluctuations could affect the performance of the SX5E. Therefore, if the euro appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.

♦
An investment in the Securities is subject to risks associated with small capitalization stocks. The equity securities included in the RTY are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Risks Relating to Hedging Activities and Conflicts of Interest

♦
We, UBS or our respective affiliates may have adverse economic interests to the holders of the Securities. RBCCM, UBS and our respective affiliates trade the securities represented by the Indices, and other financial instruments related to the Basket, on a regular basis, for their accounts and for other accounts under our or their management. UBS, RBCCM and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that relate to the Basket. To the extent that we, UBS or any of our respective affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Securities. Any of these trading activities could potentially affect the performance of the Basket and, accordingly, could affect the value of the Securities, and the amounts, if any, payable on the Securities.

We, UBS or our respective affiliates may currently or from time to time engage in business with the issuers of the securities represented by the Indices, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we, UBS or our respective affiliates may acquire non-public information about these companies, and we will not disclose any such information to you. None of us, UBS or our respective affiliates makes any representation or warranty to any purchaser of a Security with respect to any matters whatsoever relating to our business with the issuer of any security included in the Indices or future price movements of any such security.

Additionally, we, UBS or our respective affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the level of one or more of the Indices. By introducing competing products into the marketplace in this manner, we could adversely affect the value of the Securities.

We may hedge our obligations under the Securities through certain affiliates, who would expect to make a profit on such hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of each Observation Date, which could have an impact on the return of the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

We, UBS or our respective affiliates may currently or from time to time engage in trading activities related to the currencies in which the securities represented by the SX5E or the MXEF are denominated. These trading activities could potentially affect the exchange rates with respect to such currencies and, could affect the level of the Basket.

In the course of our currency trading activities, we, UBS or our respective affiliates may acquire material nonpublic information with respect to currency exchange rates, and we will not disclose any such information to you. In addition, we, UBS or our respective affiliates may produce and/or publish research reports, or otherwise express views, with respect to expected movements in currency exchange rates. We, UBS and our respective do not make any representation or warranty to any purchaser of the Securities with respect to any matters whatsoever relating to future currency exchange rate movements, and any prospective purchaser of the Securities should undertake an independent investigation of the applicable currencies as, in its judgment, is appropriate to make an informed decision with respect to an investment in the Securities.

♦
The calculation agent will have significant discretion with respect to the Securities, which may be exercised in a manner that is adverse to your interests. Our wholly-owned subsidiary, RBCCM, will act as the calculation agent. The calculation agent will determine, among other things, the closing level of the Basket on each Observation Date; if any; whether the Securities are subject to an automatic call; the Final Basket Level; the Basket Return; and the amount, if any, that we will pay to you on the Securities. The calculation agent will also be responsible for determining whether a market disruption event has occurred. The calculation agent may exercise its discretion in a manner which reduces your return on the Securities. Since these determinations by the calculation agent may affect the payments on the Securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

♦
Market disruptions may adversely affect your return. The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing level of one or more of the Indices on any Observation Date or calculating the Basket Return and the amount, if any, that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the maturity date will be postponed, and your return will be adversely affected. See “General Terms of the Securities — Market Disruption Events.”

♦
Non-U.S. investors may be subject to certain additional risks. This document contains a general description of certain U.S. tax considerations relating to the Securities. In the event you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Securities and receiving the payments that might be due under the Securities.

For a discussion of the Canadian federal income tax consequences of investing in the Securities, please see the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus. If you are not a Non-resident Holder (as defined in the section titled “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the Securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Securities and receiving the payments that may be due under the Securities.

♦
Significant aspects of the income tax treatment of an investment in the Securities may be uncertain. The tax treatment of an investment in the Securities is uncertain. We do not plan to request a ruling from the Internal Revenue Service or the Canada Revenue Agency regarding the tax treatment of an investment in the Securities, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Securities even though that holder will not receive any payments with respect to the Securities until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities. The original issue price of the Securities includes the underwriting commission (as shown on the cover page of this document) paid with respect to the Securities and the estimated cost of hedging our obligations under the Securities.

In anticipation of the sale of the Securities, we expect to enter into hedging transactions with one or more of our affiliates, involving the Indices or the securities composing the Indices included in the Basket, and/or related listed and/or over-the-counter derivative instruments prior to or on the trade date. From time to time, including around the time of each Observation Date and the maturity date, we and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into. In this regard, we and our respective affiliates may:

•	acquire or dispose of investments relating to the Basket;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments related to the Basket; or

•	any combination of the above two.

We and our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We and our affiliates may close out our or their hedges on or before any Observation Date. That step may, for example, involve sales or purchases of over-the-counter derivative instruments linked to the Basket or to the Indices.

Hypothetical Examples of Payments on the Securities

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities with the following assumptions:

Principal Amount:	$10.00
Term:	Two years
Initial Basket Level:	100.00
Call Return Rate:	7.84% per annum (or 1.96% per quarterly period)
Observation Dates:	Quarterly
Trigger Level:	80.00 (which is 80% of the Initial Basket Level)

Example 1 — Securities Are Called on the First Observation Date

Basket Closing Level at first Observation Date:	105.00 (at or above Initial Basket Level, Securities are called)
Call Price (per Security)	$10.196

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a Call Price of $10.196 per $10.00 principal amount (a 1.96% return on the Securities).

Example 2 — Securities Are Called on the Final Observation Date

Basket Closing Level at first Observation Date:	95.00 (below Initial Basket Level, Securities NOT called)
Basket Closing Level at second Observation Date:	90.00 (below Initial Basket Level, Securities NOT called)
Basket Closing Level at third to seventh Observation Date:	Various (all below Initial Basket Level, Securities NOT called)
Basket Closing Level at final Observation Date:	105.00 (at or above Initial Basket Level, Securities are called)
Call Price (per Security)	$11.568

Because the Securities are called on the final Observation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a Call Price of $11.568 per $10.00 principal amount (a 15.68% return on the Securities). This example reflects the maximum payment on the Securities.

Example 3 — Securities Are NOT Called and the Final Basket Level Is At or Above the Trigger Level

Basket Closing Level at first Observation Date:	95.00 (below Initial Basket Level, Securities NOT called)
Basket Closing Level at second Observation Date:	90.00 (below Initial Basket Level, Securities NOT called)
Basket Closing Level at third to seventh Observation Date:	Various (all below Initial Basket Level, Securities NOT called)
Basket Closing Level at final Observation Date:	85.00 (below Initial Basket Level, but at or above Trigger Level, Securities NOT called)
Payment at Maturity (per Security)	$10.00

Because the Securities are not called and the Final Basket Level is above or equal to the Trigger Level, we will pay you at maturity $10.00 per $10.00 principal amount (a 0% return on the Securities).

Example 4 — Securities Are NOT Called and the Final Basket Level Is Below the Trigger Level

Basket Closing Level at first Observation Date:	95.00 (below Initial Basket Level, Securities NOT called)
Basket Closing Level at second Observation Date:	90.00 (below Initial Basket Level, Securities NOT called)
Basket Closing Level at third to seventh Observation Date:	Various (all below Initial Basket Level, Securities NOT called)
Basket Closing Level at final Observation Date:	40.00 (below Initial Basket Level and Trigger Level, Securities NOT called)
Payment at Maturity (per Security)	$10.00 x [1 + Basket Return] $10.00 x (1 – 60.0%) $4.00

Because the Securities are not called and the Final Basket Level is below the Trigger Level, we will pay you at maturity $4.00 per $10.00 principal amount (a 60.00% loss on the Securities).

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.

Hypothetical Examples of Basket Closing Level Calculations

The examples below illustrate the hypothetical Basket Return on an Observation Date under different hypothetical scenarios, based on the following assumptions (amounts have been rounded for ease of reference):

Index	Initial Index Level
EURO STOXX 50® Index	3,241.04
S&P 500® Index	1,924.24
Russell 2000® Index	1,126.15
MSCI Emerging Markets Index	1,035.95

Example 1 — On an Observation Date, the EURO STOXX 50® Index closes at 10% above its Initial Index Level, the S&P 500® Index closes at 10% above its Initial Index Level, the Russell 2000® Index closes at 20% above its Initial Index Level and the MSCI Emerging Markets Index closes at 20% above its Initial Index Level.

Index	Component Weight	Initial Index Level	Final Index Level	Index Return
EURO STOXX 50® Index	40.00%	3,241.04	3,565.14	10%
S&P 500® Index	20.00%	1,924.24	2,116.66	10%
Russell 2000® Index	20.00%	1,126.15	1,351.38	20%
MSCI Emerging Markets Index	20.00%	1,035.95	1,243.14	20%

Basket Closing Level:                                                                100 × [1 + (10% × 40%) + (10% × 20%) + (20% × 20%) + (20% × 20%)] = 114

A Basket Closing Level of 114 represents a 14% increase in the level of the Basket from the Initial Basket Level.

Example 2 — On an Observation Date, the EURO STOXX 50® Index closes at 20% below its Initial Index Level, the S&P 500® Index closes at 10% below its Initial Index Level, the Russell 2000® Index closes at 10% below its Initial Index Level and the MSCI Emerging Markets Index closes at 10% below its Initial Index Level.

Index	Component Weight	Initial Index Level	Final Index Level	Index Return
EURO STOXX 50® Index	40.00%	3,241.04	2,592.83	-20%
S&P 500® Index	20.00%	1,924.24	1,731.82	-10%
Russell 2000® Index	20.00%	1,126.15	1,013.53	-10%
MSCI Emerging Markets Index	20.00%	1,035.95	932.35	-10%

Basket Closing Level:                                                                100 × [1 + (-20% × 40%) + (-10% × 20%) + (-10% × 20%) + (-10% × 20%)] = 86

A Basket Closing Level of 86 represents a 14% decline in the level of the Basket from the Initial Basket Level.

Example 3 — On an Observation Date, the EURO STOXX 50® Index closes at 50% below its Initial Index Level, the S&P 500® Index closes at 10% above its Initial Index Level, the Russell 2000® Index closes at 10% above its Initial Index Level and the MSCI Emerging Markets Index closes at 20% above its Initial Index Level.

Index	Component Weight	Initial Index Level	Final Index Level	Index Return
EURO STOXX 50® Index	40.00%	3,241.04	1,620.52	-50%
S&P 500® Index	20.00%	1,924.24	2,116.66	10%
Russell 2000® Index	20.00%	1,126.15	1,238.76	10%
MSCI Emerging Markets Index	20.00%	1,035.95	1,243.14	20%

Basket Closing Level:                                                                100 × [1 + (-50% × 40%) + (10% × 20%) + (10% × 20%) + (20% × 20%)] = 88

A Basket Closing Level of 88 represents a 12% decline in the level of the Basket from the Initial Basket Level.

Example 4 — On an Observation Date, the EURO STOXX 50® Index closes at 40% above its Initial Index Level, the S&P 500® Index closes at 10% below its Initial Index Level, the Russell 2000® Index closes at 10% below its Initial Index Level and the MSCI Emerging Markets Index closes at 20% below its Initial Index Level.

Index	Component Weight	Initial Index Level	Final Index Level	Index Return
EURO STOXX 50® Index	40.00%	3,241.04	4,537.46	40%
S&P 500® Index	20.00%	1,924.24	1,731.82	-10%
Russell 2000® Index	20.00%	1,126.15	1,013.53	-10%
MSCI Emerging Markets Index	20.00%	1,035.95	828.76	-20%

Basket Closing Level:                                                                100 × [1 + (40% × 40%) + (-10%× 20%) + (-10% × 20%) + (-20% × 20%)] = 108

A Basket Closing Level of 108 represents an 8% increase in the level of the Basket from the Initial Basket Level.

What Are the Tax Consequences of the Securities?

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any of the entities whose stock is included in the Indices would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If any of the entities whose stock is included in the Indices were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the entities whose stock is included in the Indices and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Security as a callable pre-paid cash-settled derivative contract linked to the Basket for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.  In general, a U.S. holder’s tax basis in the Securities will be equal to the price the holder paid for the Securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for Securities of a U.S. holder who acquires the Securities upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Securities.  If the Securities are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date.

Alternative Treatments.  Alternative tax treatments of the Securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the Securities, and the Internal Revenue Service might assert that the Securities should be treated, as a single debt instrument.  Pursuant to such characterization, the Securities would generally be subject to the special tax rules governing contingent payment debt instruments.  If the Securities are so treated, a holder would generally be required to accrue interest currently over the term of the Securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the call, sale or maturity of the Securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Securities, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the Securities, it is also possible that the Internal Revenue Service could seek to characterize the Securities in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the call, sale or maturity of the Securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis.  It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Securities for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Payments made with respect to the notes and proceeds from the sale of the notes may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the Internal Revenue Service and to holders that are not excepted from the reporting requirements.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the Securities. A non-U.S. holder is a beneficial owner of a Security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the Securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instrument, including the Securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  As discussed above, alternative characterizations of the Securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution, or otherwise complies with the legislation.  In addition, the notes may constitute a “financial account” for these purposes and, thus, be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

 These withholding and reporting requirements will generally apply to U.S. source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption made after December 31, 2016. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of July 1, 2014.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Securities.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, together with the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

The Bask

The Basket

The following graph shows the daily hypothetical performance of the Basket from May 29, 2009 through May 29, 2014, assuming that the Basket Closing Level on May 29, 2009 was 100 and that the Indices on those dates were weighted as specified in the “Final Terms” on page 4 of this pricing supplement. The hypothetical historical daily Basket performance data in this graph was determined using the closing Levels of each Index reported by Bloomberg for those dates, without independent verification. The hypothetical historical performance of the Basket displayed below is a reflection of the aggregated historical performance of the Indices as described above.

Past performance of the Basket is not indicative of the future performance of the Basket.

Included on the following pages is a brief description of the Indices. We have derived all information contained in this pricing supplement regarding each Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available sources. The information for each Index reflects the policies of, and is subject to change by, the applicable Index sponsor. The applicable Index sponsor, which owns the copyright and all other rights to the applicable Index, has no obligation to continue to publish, and may discontinue publication of, the applicable Index. The consequences of the applicable Index sponsor discontinuing publication of any Index are discussed herein under the heading “General Terms of the Securities — Discontinuation of the Index; Alteration of Method of Calculation” below. None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of any Index or any successor index.

The EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began in February 1998, based on an initial EURO STOXX 50® Index level of 1,000 at December 31, 1991.

Composition and Maintenance. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The composition of the EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the EURO STOXX 50® Index are made to ensure that the EURO STOXX 50® Index includes the 50 market sector leaders from within the EURO STOXX 50® Index.

The free float factors for each component stock used to calculate the EURO STOXX 50® Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

Calculation of the EURO STOXX 50® Index. The EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50® Index value can be expressed as follows:

Index =	Free float market capitalization of the index	x 1,000
Adjusted base date market capitalization of the index

The “free float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the EURO STOXX 50® Index is being calculated.

The EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of the EURO STOXX 50® Index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

License Agreement

We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the EURO STOXX 50® Index) in connection with certain securities, including the Securities offered hereby.

The license agreement between us and STOXX requires that the following language be stated in this document:

STOXX has no relationship to us, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the Securities. STOXX does not:

•	sponsor, endorse, sell, or promote the Securities;

•	recommend that any person invest in the Securities offered hereby or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Securities;

•	have any responsibility or liability for the administration, management, or marketing of the Securities; or

•	consider the needs of the Securities or the holders of the Securities in determining, composing, or calculating the EURO STOXX 50® Index, or have any obligation to do so.

STOXX will not have any liability in connection with the Securities. Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

•
the results to be obtained by the Securities, the holders of the Securities or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;

•	the accuracy or completeness of the EURO STOXX 50® Index and its data;

•	the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the EURO STOXX 50® Index or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Securities or any other third parties.

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels of the EURO STOXX 50® Index, as reported by Bloomberg Financial Markets. The closing level of the EURO STOXX 50® Index on June 3, 2014 was 3,241.04. The historical values of the EURO STOXX 50® Index should not be taken as an indication of future performance. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010	3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010	2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010	2,890.64	2,650.99	2,807.04
1/1/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/1/2011	12/31/2011	2,476.92	2,090.25	2,316.55
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,626.85
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/3/2014*	3,247.80	3,091.52	3,241.04

*           As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 3, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low,” and Quarterly Period End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the EURO STOXX 50® Index from June 3, 2008 to June 3, 2014.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P. We have not independently investigated the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the U.S. equity market. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of May 30, 2014, 390 companies included in the S&P 500® Index traded on the New York Stock Exchange, and 110 companies included in the S&P 500® Index traded on The NASDAQ Stock Market. On May 30, 2014, the average market capitalization of the companies included in the S&P 500® Index was $36.31 billion. As of that date, the largest component of the S&P 500® Index had a market capitalization of $564.63 billion, and the smallest component of the S&P 500® Index had a market capitalization of $3.10 billion.

The S&P 500® Index sponsor chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which the S&P 500® Index sponsor uses as an assumed model for the composition of the total market. Relevant criteria employed by the S&P 500® Index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of June 3, 2014, indicated in parentheses: Information Technology (18.8%); Financials (16.0%); Health Care (13.3%); Consumer Discretionary (12.0%); Industrials (10.7%); Energy (10.4%); Consumer Staples (9.7%); Materials (3.5%); Utilities (3.1%); and Telecommunication Services (2.5%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

The S&P 500® Index sponsor calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While the S&P 500® Index sponsor currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that the S&P 500® Index sponsor will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the S&P 500® Index sponsor began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. The S&P 500® Index sponsor’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the S&P 500® Index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the S&P 500® Index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple classes of stock, the S&P 500® Index sponsor calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us. The S&P 500® Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The Securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in Securities generally or in the Securities particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the S&P 500® Index is the licensing of the S&P 500® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Securities. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Securities into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by us, but which may be similar to and competitive with the Securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index. It is possible that this trading activity will affect the value of the Securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&O 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&O 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels of the S&P 500® Index, as reported by Bloomberg Financial Markets. The closing level of the S&P 500® Index on June 3, 2014 was 1,924.24. The historical values of the S&P 500® Index should not be taken as an indication of future performance. We cannot give you assurance that the performance of the S&P 500® Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	1,174.17	1,056.74	1,169.43
4/1/2010	6/30/2010	1,217.28	1,030.71	1,030.71
7/1/2010	9/30/2010	1,148.67	1,022.58	1,141.20
10/1/2010	12/31/2010	1,259.78	1,137.03	1,257.88
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011	1,285.09	1,099.23	1,257.60
1/1/2012	3/31/2012	1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012	1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,402.43
1/1/2013	3/31/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/30/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/3/2014*	1,924.97	1,815.69	1,924.24

*           As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 3, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low,” and Quarterly Period End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the S&P 500® Index from June 3, 2008 to June 3, 2014.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P. We have not independently investigated the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The Russell 2000® Index

Russell Investments (“Russell”) began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the Russell 2000® Index. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by Russell without regard to the Securities.

Selection of Stocks Underlying the Russell 2000® Index

All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”). Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Securities.

Russell does not guarantee the accuracy and/or the completeness of the Russell 2000® Index or any data included in the Russell 2000® Index and has no liability for any errors, omissions, or interruptions in the Russell 2000® Index. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Securities, or any other person or entity from the use of the Russell 2000® Index or any data included in the Russell 2000® Index in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Russell 2000® Index or any data included in the Russell 2000® Index. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The Securities are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the Russell 2000® Index is based. Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index, which is determined, composed and calculated by Russell without regard to Royal Bank or the Securities. Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels of the Russell 2000® Index, as reported by Bloomberg Financial Markets. The closing level of the Russell 2000® Index on June 3, 2014 was 1,126.15. The historical values of the Russell 2000® Index should not be taken as an indication of future performance. We cannot give you assurance that the performance of the Russell 2000® Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	690.30	586.49	678.64
4/1/2010	6/30/2010	741.92	609.49	609.49
7/1/2010	9/30/2010	677.64	590.03	676.14
10/1/2010	12/31/2010	792.35	669.45	789.74
1/1/2011	3/31/2011	843.55	773.18	843.55
4/1/2011	6/30/2011	865.29	777.20	827.43
7/1/2011	9/30/2011	858.11	643.42	644.16
10/1/2011	12/31/2011	765.43	609.49	740.92
1/1/2012	3/31/2012	846.13	747.28	830.30
4/1/2012	6/30/2012	840.63	737.24	798.49
7/1/2012	9/30/2012	864.70	767.75	837.45
10/1/2012	12/31/2012	852.49	769.48	832.10
1/1/2013	3/31/2013	953.07	872.60	951.54
4/1/2013	6/30/2013	999.99	901.51	977.48
7/1/2013	9/30/2013	1,078.41	989.54	1,073.79
10/1/2013	12/31/2013	1,163.64	1,043.46	1,163.64
1/1/2014	3/31/2014	1,208.65	1,093.59	1,173.04
4/1/2014	6/3/2014*	1,192.81	1,095.99	1,126.15

*           As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 3, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low,” and Quarterly Period End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the Russell 2000® Index from June 3, 2008 to June 3, 2014.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P. We have not independently investigated the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. As of April 30, 2014, the five largest country weights were China (18.45%), South Korea (15.99%), Taiwan (11.99%), Brazil (10.29%) and South Africa (7.78%), and the five largest sector weights were Financials (26.78%), Information Technology (16.78%), Energy (10.78%), Materials (9.26%) and Consumer Discretionary (9.02%).

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance. The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)      Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)      Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)     Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Emerging Markets Index or any successor to the MSCI Emerging Markets Index.

License Agreement

We have entered into a non-exclusive license agreement with MSCI providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the MSCI Emerging Markets Index in connection with securities, including the Securities. The MSCI Emerging Markets Index is owned and published by MSCI.

The license agreement between MSCI and us provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by MSCI or any affiliate of MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or the ability of the MSCI Emerging Markets Index to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the MSCI Emerging Markets Index, which is determined, composed and calculated by MSCI without regard to the Securities or to us. MSCI has no obligation to take our needs or the needs of the owners of the Securities into consideration in determining, composing or calculating the MSCI Emerging Markets Index. MSCI is not responsible for and has not participated in the determination of the timing of, pricing at or quantities of the Securities or in the determination or calculation of the equation by which the Securities are redeemable for cash. Neither MSCI nor any other party has any obligation or liability to owners of the Securities in connection with the administration, marketing or trading of the Securities.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI NOR ANY OTHER PARTY GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE MSCI EMERGING MARKETS INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE'S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MSCI EMERGING MARKETS INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. FURTHER, NEITHER MSCI NOR ANY OTHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND MSCI HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE REFERNCE ASSET AND ANY DATA INCLUDED THEREIN. NEITHER MSCI NOR ANY OTHER PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH THE REFERNECE ASSET OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI OR ANY OTHER PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the Securities, or any other person or entity, should use or refer to any MSCI trade name, trade mark or service mark rights to sponsor, endorse, market or promote the Securities without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels of the MSCI Emerging Markets Index, as reported by Bloomberg Financial Markets. The closing level of the MSCI Emerging Markets Index on June 3, 2014 was 1,035.95. The historical values of the MSCI Emerging Markets Index should not be taken as an indication of future performance. We cannot give you assurance that the performance of the MSCI Emerging Markets Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/1/2010	3/31/2010	1,028.07	894.07	1,010.33
4/1/2010	6/30/2010	1,047.51	855.52	917.99
7/1/2010	9/30/2010	1,075.53	909.30	1,075.53
10/1/2010	12/31/2010	1,155.94	1,075.85	1,145.79
1/1/2011	3/31/2011	1,170.87	1,087.10	1,170.87
4/1/2011	6/30/2011	1,206.49	1,098.33	1,146.22
7/1/2011	9/30/2011	1,169.49	851.51	880.43
10/1/2011	12/31/2011	1,010.12	831.22	916.39
1/1/2012	3/31/2012	1,079.94	917.08	1,041.45
4/1/2012	6/30/2012	1,055.63	882.46	937.35
7/1/2012	9/30/2012	1,014.07	905.65	1,002.66
10/1/2012	12/31/2012	1,055.18	969.82	1,055.18
1/1/2013	3/31/2013	1,082.68	1,015.47	1,032.62
4/1/2013	6/30/2013	1,061.09	883.34	940.33
7/1/2013	9/30/2013	1,022.54	905.96	987.46
10/1/2013	12/31/2013	1,044.66	979.88	1,002.69
1/1/2014	3/31/2014	1,002.66	916.56	994.65
4/1/2014	6/3/2014*	1,042.92	993.12	1,035.95

*           As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2014 through June 3, 2014. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low,” and Quarterly Period End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of the MSCI Emerging Markets Index from June 3, 2008 to June 3, 2014.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P. We have not independently investigated the accuracy or completeness of information obtained from Bloomberg Financial Markets.

General Terms of the Securities

The following description of the terms of the Securities supplements the description of the general terms of the debt Securities set forth under the headings “Description of the Notes We May Offer” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned in the accompanying prospectus supplement, prospectus. The term “Security” refers to $10 in principal amount of the Securities.

General

The Securities are senior unsecured debt obligations of Royal Bank of Canada that are linked to the Indices. The Securities will be issued by Royal Bank of Canada under an indenture dated October 23, 2003, as it may be amended or supplemented from time to time, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee.

The Securities are unsecured debt obligations and are not savings accounts or deposits of a bank. The Securities are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States.

The Securities are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The Securities will be issued in denominations of $10 and integral multiples thereof. The principal amount of each Security is $10. The Securities will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Debt Securities — Ownership and Book-Entry Issuance” and “—Considerations Relating to DTC” in the prospectus.

All references to the “debt Securities” in the accompanying prospectus and all references to the “notes” in the accompanying prospectus supplement shall be read as and shall apply to the “Securities” for the purpose of this pricing supplement. Unless the context otherwise requires, references to the “debt Securities,” “notes” and the “Securities” in the prospectus, prospectus supplement and this document can be read interchangeably and are synonymous.

If any required payment on the Securities is due on a day that is not a business day, the payment will be paid on the next business day, and no interest will accrue in respect of that postponement.

An “Index Closing Level” will be the official closing level of the applicable Index on the applicable trading day, as determined by the calculation agent.

A “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges (as defined below) for the applicable Index or the successor index and (ii) the exchanges on which futures or options contracts related to that Index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

If any Observation Date is not a trading day or if there is a market disruption event on that day, the applicable Observation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will an Observation Date be postponed more than ten business days following the date originally scheduled. If the tenth business day following the date originally scheduled to be the applicable Observation Date is not a trading day, or if there is a market disruption event on that date, the calculation agent will determine the closing level for the applicable Index in accordance with the formula for and method of calculating that Index last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on that tenth scheduled business day of each security most recently constituting that Index.

For the avoidance of doubt, if an Index is subject to a non-trading day or market disruption event only the closing level of that Index (and any other affected Index) shall be postponed; the closing level of any Index that is not so affected shall be determined on the scheduled Observation Date.

If, due to a market disruption event or otherwise, an Observation Date is postponed, the applicable Call Settlement Date will be postponed by the same number of business days. However, if the final Observation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Observation Date, as so postponed.

A “business day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding Securities by tender, in the open market or by private agreement.

Calculation Agent

RBC Capital Markets, LLC will act as the calculation agent. The calculation agent determined the level of each Index on the trade date, and will determine their levels on each Observation Date and the payments to be made, if any, on the Securities. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of any Index and whether there has been a material change in the method of calculating an Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of this document without your consent and without notifying you.

All calculations with respect to the level of each Index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $10 in principal amount of the Securities, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .87645 would be rounded up to .8765); and all dollar amounts paid, if any, on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the calculation agent from determining the closing level of each Index, and consequently, the amount, if any, that we will pay to you on the Securities. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”

With respect to any Index and any relevant successor index, a “market disruption event,” means:

•
a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•
a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•
a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

•
a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the Securities.

For purposes of determining whether a market disruption event with respect to any Index (or the relevant successor index) exists at any time, if trading in a security included in the Index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index (or the relevant successor index) will be based on a comparison of:

•	the portion of the level of the Index (or the relevant successor index) attributable to that security relative to

•	the overall level of the Index (or the relevant successor index),

in each case immediately before that suspension or limitation.

For purposes of determining whether a market disruption event with respect to any Index (or the relevant successor index) has occurred:

▪
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the Index (or the relevant successor index);

▪
limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

▪	a suspension of trading in futures or options contracts on the Index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index (or the relevant successor index); and

•
a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to any Index or any relevant successor index, the primary exchange or market of trading for any security (or any combination thereof) then included in that Index or such successor index, as applicable.

Discontinuation of an Index; Alteration of Method of Calculation

If the index sponsor of an Index discontinues publication of that Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “successor index”), then the closing levels of that Index will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the Securities.

If an index sponsor discontinues publication of an Index prior to, and that discontinuation is continuing on or prior to the final Observation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the applicable trading day, then the calculation agent will determine the closing level of that Index for that date. The closing level will be computed by the calculation agent in accordance with the formula for and method of calculating that Index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the Index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Index or a successor index, or the level thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on any date on which the closing level of the Index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level with reference to the Index or such successor index, as adjusted. Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Index), then the calculation agent will adjust its calculation of the Index or such successor index in order to arrive at a level of the Index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Payment of Additional Amounts

We will pay any amounts to be paid by us on the Securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Securities, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Security or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)	is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Securities, the holding of Securities or the receipt of payments thereunder;

(iii)
is, or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)
presents such Security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Security means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Securities in accordance with the senior indenture;

(v)
could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)
is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Securities at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of Securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Canadian Taxation” in the accompanying prospectus.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the Securities.

Payment upon an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per $10 in principal amount of the Securities upon any acceleration of the Securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $10 in principal amount of the Securities as described above, calculated as if the date of acceleration were the final Observation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities —Defeasance” are not applicable to the Securities.

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the Securities will be payable and the transfer of the Securities will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the Securities. The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

Registration of transfers of the Securities will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The Securities will be governed by and interpreted in accordance with the laws of the State of New York.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to investors or to its affiliates at the price indicated on the cover of this pricing supplement.

UBS may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Securities. Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” on page 10 of this document.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately seven months after the issue date of the Securities the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time. This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities. Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

No action has been or will be taken by us, RBCCM, UBS or any other dealer that would permit a public offering of the Securities or possession or distribution of this document or the accompanying prospectus supplement and prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this document, or the accompanying prospectus supplement, prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, UBS or any dealer.

Each of RBCCM and UBS has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this document and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for any broker-dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Securities at the time their terms were set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket, and the tenor of the Securities. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduced the economic terms of the Securities to you. The initial offering price of the Securities also reflects the underwriting commission and our estimated hedging costs. These factors resulted in the initial estimated value for the Securities on the trade date being less than their public offering price. See “Key Risks—The Initial Estimated Value of the Securities Is Less than the Price to the Public” above.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Securities.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing Securities should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if Securities are acquired by or with the assets of a Plan, and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person,” unless those Securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b) (17) provides an additional exemption for the purchase and sale of Securities and related lending transactions where neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the Securities, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Securities will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Securities, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the Securities, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Securities and the transactions contemplated with respect to the Securities.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Securities, you should consult your legal counsel.

Terms Incorporated in Master Note

The terms appearing above under the captions “Final Terms” and “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.